Exhibit 99.1

Walter Shephard

Vice President, Finance, Chief Financial Officer, and Treasurer

Voice: 860-704-3955

inquire@zygo.com

For Immediate Release

ZYGO RECORDS SOLID IMPROVEMENTS IN Q1 ORDERS, REVENUES, AND EARNINGS OVER PRIOR YEAR

MIDDLEFIELD, CT, OCTOBER 27, 2005 – Zygo Corporation (NASDAQ: ZIGO) today announced earnings for the first quarter of fiscal 2006 of $2.3 million, or $0.13 per diluted share, as compared with earnings of $1.3 million, or $0.07 per diluted share, for the same period in fiscal 2005. The fiscal 2006 first quarter results include share-based payment compensation expense of $0.2 million ($0.4 million pre-tax), or $0.01 per diluted share. The fiscal 2005 first quarter results include a loss from discontinued operations of $0.01 per diluted share.

Beginning this quarter, Zygo Corporation adopted the provisions of Financial Accounting Standards Board Statement No. 123R, “Share-Based Payments (As amended).” This statement requires that the compensation expense resulting from all shared-based payment transactions be recognized in the financial statements. The statement of operations for the first quarter of fiscal 2006 includes pre-tax share-based payment compensation expense of $0.1 million in cost of goods sold, $0.2 million in selling, general, and administrative expense, and $0.1 million in research and development expense.

Net sales for the first quarter of fiscal 2006 increased 25% to $34.6 million as compared with the prior year first quarter. Backlog at September 30, 2005 totaled $70.6 million, an increase of $4.0 million, or 6%, from June 30, 2005 and of $9.2 million, or 15%, from September 30, 2004.

Orders for the first quarter of fiscal 2006 were $38.6 million as compared with $34.1 million for the first quarter of fiscal 2005. Orders from the Company’s semiconductor segment accounted for 52% of the orders received, with the industrial segment accounting for 48% of the orders.

“We are very pleased with the continued strong financial performance of our company,” stated Bruce Robinson, ZYGO’s Chairman and President. “The Company continues to make progress toward achieving our long term-objectives with a resulting positive effect on earnings. Orders were particularly strong for what is normally our seasonally weak quarter and market opportunities for our products look promising.”

Highlights for the first quarter of fiscal 2006 included:

•	New orders were received for Generation 7.5 and OLED flat panel metrology.
•	Orders for our semiconductor lithography products were up over Q1 of last year, and stronger than we had anticipated.
•	An order for $3.8 million for opto-mechanical assemblies, related to the lasik eye surgery tool, supported indications of continuing acceptance in the market.
•	EPS is up 86% over Q1 of last year.

Mr. Robinson closed his remarks by stating, “We are continuing to invest in new products and services for the semiconductor market. It is our belief that the strategy of transitioning from an OEM to a direct supplier will have a long-term positive effect on revenue and earnings growth.”

Zygo Corporation is a worldwide supplier of optical metrology instruments, precision optics, and electro-optical design and manufacturing services, serving customers in the semiconductor capital equipment and industrial markets.

Note: ZYGO’s teleconference to discuss the results of the first quarter of fiscal 2006 will be held at 6 PM Eastern Standard Time on October 27, 2005 and can be accessed by dialing 888-433-1680. This call is web cast live on ZYGO’s web site at www.zygo.com. The call may also be accessed for 30 days following the teleconference.

All statements other than statements of historical fact included in this news release regarding our financial position, business strategy, plans, anticipated growth rates, and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements are intended to provide management's current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plans," "strategy," "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending of our customers, fluctuations in net sales to our major customer, manufacturing and supplier risks, dependence on new product development, rapid technological and market change, risks in international operations, dependence on proprietary technology and key personnel, length of the sales cycle, environmental regulations, and stock price. Further information on potential factors that could affect Zygo Corporation’s business is described in our reports on file with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2005.

Zygo Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Thousands, except per share amounts)

	Three Months Ended
	September 30,	September 30,
	2005	2004
Net sales
Products	$30,621	$25,883
Development services	3,961	1,695
	34,582	27,578
Cost of goods sold
Products	18,261	15,168
Development services	2,906	1,297
	21,167	16,465
Gross profit	13,415	11,113

Selling, general, and administrative expenses	6,411	5,659
Research, development, and engineering expenses	3,540	3,208
Operating profit	3,464	2,246

Other income:
Interest income	417	179
Miscellaneous income (expense), net	128	(29)
Total other income	545	150
Earnings from continuing operations
before income taxes and minority interest	4,009	2,396

Income tax expense	(1,523)	(862)
Minority interest	(150)	(122)
Earnings from continuing operations	2,336	1,412

Discontinued TeraOptix operations, net of tax	-	(61)
Charges and adjustments on the disposal of
TeraOptix, net of tax	-	(4)
Loss from discontinued operations	-	(65)
Net earnings	$2,336	$1,347

Basic - Earnings per share:
Continuing operations	$0.13	$0.08
Discontinued operations	$-	$-
Net earnings	$0.13	$0.08

Diluted - Earnings (loss) per share:
Continuing operations	$0.13	$0.08
Discontinued operations	$-	$(0.01)
Net earnings	$0.13	$0.07

Zygo Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(Thousands of dollars)	September 30, 2005	June 30, 2005
Assets
Current assets:
Cash and cash equivalents	$17,159	$20,949
Marketable securities	20,775	17,242
Receivables, net	25,081	28,125
Inventories	35,032	33,727
Prepaid expenses	2,114	2,140
Deferred income taxes	8,934	8,895
Total current assets	109,095	111,078

Marketable securities	20,615	18,711
Property, plant, and equipment, net	31,459	31,420
Deferred income taxes	20,304	21,476
Intangible assets, net	5,714	5,638
Other assets	987	1,017
Total assets	$188,174	$189,340

Liabilities and Stockholders' Equity
Current liabilities:
Payables	$11,705	$13,510
Accrued expenses	31,151	32,804
Income taxes payable	1,409	1,510
Total current liabilities	44,265	47,824

Other long-term liabilities	94	96
Minority interest	777	1,249
Stockholders' equity	143,038	140,171
Total liabilities and stockholders' equity	$188,174	$189,340